Exhibit 99.1

News Release

For Immediate Release	Contact:	978-619-1300
Tuesday April 27, 2021		Michael T. Prior
Chairman and
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

ATN Reports

First Quarter 2021 Results

•	International Telecom Continues Steady Performance
•	US Telecom Results Reflect Expected Increase in Operating Costs
•	Acquisition of Alaska Communications Expected to Close in Mid-2021

Beverly, MA (April 27, 2021) -- ATN International, Inc. (Nasdaq: ATNI) today reported results for the first quarter ended March 31, 2021.

Business Review and Outlook

“First quarter results were in line with the business trends we saw at the time of our fourth quarter earnings release. In our International Telecom segment, we continued to grow both broadband and mobile subscriber levels and revenue, while operating income and Adjusted EBITDA2 were relatively flat year-on-year as a result of higher expense levels, a portion of which was tied to network investments.

“We are implementing additional cost reduction initiatives in an effort to reduce the operating expense levels experienced in the first quarter. At the same time, we continue to invest in expanding and upgrading our high speed fixed and mobile data and enterprise solutions to capitalize on the continuing macro trends of an increasing need for bandwidth and reliable connectivity across our markets.

“US Telecom results also reflected increased expense levels, which, as discussed last quarter, were planned and associated with the transition of this business from primarily a wholesale roaming operation to a broader communications infrastructure platform. This new business model will result in lower year-on-year operating income and Adjusted EBITDA2 comparisons in this segment until we complete the acquisition of Alaska Communications, which is expected to close in the middle of this year. A portion of the higher costs represent the expansion of our fiber and broadband infrastructure for customers under contract as well as into new areas that we believe have unmet demand. We expect this expansion to result in increased fixed data revenue over time. In addition, we have accelerated our investments and activity in private network solutions, which, while still early stage with respect to contracted revenue, represents a large market opportunity for us.

“The shareholders of Alaska Communications’ approved our acquisition of their company in March. We look forward to gaining the remaining regulatory approvals over the coming months and expect to close the acquisition in the middle of this year. Beyond the immediate and substantial increase in revenue and EBITDA this will bring to our platform, we are excited about the potential to build value through Alaska Communications’ growing fiber infrastructure, including in the lower-48, with the depth and quality of their anchor tenants and other business and wholesale customers.” Mr. Prior concluded.

First Quarter 2021 Results

First quarter 2021 consolidated revenues of $124.5 million were up 12% compared to the prior year quarter’s revenue of $110.9 million. The first quarter of 2021 had operating income of $3.3 million and Adjusted EBITDA2 of $24.7 million which were both down compared with the prior year’s operating income of $7.3 million and Adjusted EBITDA2 of $29.9 million. Net income attributable to ATN’s stockholders for the first quarter was $2.7 million, or $0.17 per diluted share, compared with the prior year period’s net loss of $1.0 million, or $0.06 loss per share.

First Quarter 2021 Operating Highlights

The Company has three reportable segments: (i) International Telecom; (ii) US Telecom; and (iii) Renewable Energy.

Segment Results (in Thousands)
	Three Months Ended March 31, 2021
	International Telecom	US Telecom		Renewable Energy	Corporate and Other	Total
Revenue	$83,820	$40,272		$418	$-	$124,510
Operating Income (loss)	$13,116	$(534)		$(662)	$(8,571)	$3,349
EBITDA[1]	$26,942	$4,659		$(474)	$(7,270)	$23,857
Adjusted EBITDA[2]	$26,941	$4,648		$(1)	$(6,884)	$24,704
Capital Expenditures	$10,506	$14,939	*	$-	$235	$25,680*

	Three Months Ended March 31, 2020
Revenue	$82,284	$27,299		$1,322	$-	$110,905
Operating Income (loss)	$13,477	$2,193		$(456)	$(7,915)	$7,299
EBITDA[1]	$27.792	$8,079		$158	$(6,212)	$29,817
Adjusted EBITDA[2]	$27,805	$8,081		$172	$(6,182)	$29,876
Capital Expenditures	$10,465	$1,972	*	$720	$904	$14,061*

*Includes reimbursable capital expenditures of $6,185 and $0 for the three months ended March 31, 2021 and 2020, respectively.

International Telecom

International Telecom revenues are generated by delivery of a broad range of communications services, including data, voice and video services from the Company’s fixed and mobile network operations in Bermuda and the Caribbean. International Telecom revenues were $83.8 million for the quarter, a 2% increase year-on-year mainly due to increases in fixed broadband and mobility revenues in multiple markets partially offset by lower carrier services and enterprise revenues related to the continued COVID-19 pandemic related restrictions. Compared to the prior year quarter, operating income decreased 3% to $13.1 million and Adjusted EBITDA2 decreased 3% to $26.9 million, respectively, primarily due to increased operating costs resulting from higher regulatory and license fees and repairs and network maintenance expenses in multiple markets. During the first quarter of 2021 we increased our equity ownership in One Communications, the Company’s Bermuda and Cayman based subsidiary, through the purchase of an additional approximate 5% stake. This transaction increased the Company’s total ownership in this business to approximately 77% of the outstanding equity and was accretive to overall Company earnings this quarter. For the first quarter of 2021, ATN ownership represented 83% of the $26.9 million of Adjusted EBITDA2 for the segment.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

US Telecom

US Telecom revenues consist mainly of carrier services revenues and fixed and mobile retail revenues from the Company’s networks and operations in the western United States, as well as revenue from providing private networks for connectivity and automation to business and government customers nationwide. US Telecom segment revenues were $40.3 million in the quarter, an increase of 48% from the prior year period due mostly to $12.3 million of FirstNet construction revenues. Additionally, increases in fixed enterprise and residential revenues and increases in private network revenues were partially offset by reductions in carrier services due to lower contractual roaming revenues. For the segment, the operating loss of $0.5 million and Adjusted EBITDA2 of $4.6 million compared unfavorably to the prior year’s quarter by $2.7 million and $3.4 million, respectively. This was a result of the anticipated operating expense increases to further fund the development of the private networks business and increased network operating costs from the FirstNet sites and the CARES sites that have come on line.

By the end of the first quarter of 2021, the Company had completed and activated approximately 30% of the total sites related to the network build portion of its FirstNet Agreement and expects to complete an additional 35% of the total build by the end of 2021. As revenues from the build will be largely offset by construction costs, the Company does not expect a material impact on operating income from this activity.

Renewable Energy

Renewable Energy segment revenues were principally the result of the sale of electric power generated by commercial solar projects in India under the “Vibrant Energy” name. As previously announced, the Company completed the sale during the quarter of approximately 67% of the outstanding equity interests of the Vibrant Energy business for consideration of approximately $21.0 million at closing and the potential for up to $5.5 million of additional “earn out” consideration. The Company retained an approximate 33% ownership interest in Vibrant Energy which will be recorded through the equity method of accounting within the Corporate and Other operating segment. In future reports, our consolidated financial statements will no longer include revenue and operating expenses from Vibrant Energy. Instead, “other income (expense)” within the Corporate and Other operating segment will include our 33% share of Vibrant Energy’s profits and losses. We will continue to present the historical results of our Renewable Energy segment for comparative purposes.

In the first quarter of 2021, we recorded one month of operating activity for this segment and correspondingly, revenue of $0.4 million and Adjusted EBITDA2 of $0.1 million were both down from the prior year’s quarter.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Balance Sheet and Cash Flow Highlights

Total cash, cash equivalents and restricted cash at March 31, 2021 totaled $92.3 million. Net cash provided by operating activities was $5.3 million for the three months ended March 31, 2021, compared with $15.5 million for the prior year quarter. The decline in operating cash flow compared with the prior year is the result of an increase in current year working capital investments made as part of customer receivables and prepaid construction project costs, as well as increased payments of accounts payable and accrued expenses. For the three months ended March 31, 2021, the Company used net cash of $18.0 million for investing and financing activities compared to $30.7 million for the prior year period. For the three months ended March 31, 2021, the net use of cash was primarily from $25.7 million in capital expenditures, which included $6.2 million of capital expenditures that are or will be reimbursable to us, $11.5 million of repurchases of minority equity interests in our subsidiaries, $3.5 million in minority partner distributions and $2.7 million of dividends to Company stockholders. These uses of cash were partially offset by $18.6 million in net proceeds received from the completion of the Vibrant Energy sale and $10.8 million in new borrowings under the FirstNet receivables credit facility

Conference Call Information

ATN will host a conference call on Wednesday, April 28, 2021 at 9:30 a.m. Eastern Time (ET) to discuss its first quarter results and business outlook. The call will be hosted by Michael Prior, Chairman and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 5067947. A replay of the call will be available at ir.atni.com beginning at approximately 1:00 p.m. (ET) on Wednesday, April 28, 2021.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, invests in and operates communications, energy and technology businesses in the United States and internationally, including the Caribbean region, with a particular focus on markets with a need for significant infrastructure investments and improvements. Our operating subsidiaries today primarily provide: (i) advanced wireless and wireline connectivity to residential and business customers, including a range of high-speed internet services, mobile wireless solutions, video services and local exchange services, and (ii) wholesale communications infrastructure services such as terrestrial and submarine fiber optic transport, communications tower facilities, managed mobile networks, and in-building wireless systems. For more information, please visit www.atni.com.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations, including the impact of the novel coronavirus pandemic on the economies of the markets we serve, and on our business and operations; expectations regarding future revenue, operating income, EBITDA and capital expenditures; the competitive environment in our key markets, demand for our services and industry trends; our expectations regarding construction progress under our FirstNet agreement and the effect such progress will have on our financial results; our expectations regarding the benefits and timing of our pending acquisition of Alaska Communications; the impact of federal support program revenues and the FirstNet transaction; our liquidity; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) the general performance of our operations, including operating margins, revenues, capital expenditures, and the retention of and future growth of our subscriber base, including growth in our private networks business; (2) our ability to maintain favorable roaming arrangements, receive roaming traffic and satisfy the needs and demands of our major wireless customers; (3) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address rapid and significant technological changes in the telecommunications industry; (4) government regulation of our businesses, which may impact our FCC and other telecommunications licenses; (5) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (6) economic, political and other risks and opportunities facing our operations, including those resulting from the pandemic; (7) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (8) our ability to successfully complete our pending acquisition of Alaska Communications and recognize the expected benefits of such acquisition; (9) our ability to find investment or acquisition or disposition opportunities that fit the strategic goals of the Company; (10) the occurrence of weather events and natural catastrophes and our ability to secure the appropriate level of insurance coverage for these assets; (11) increased competition; (12) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (13) our continued access to capital and credit markets; and (14) the risk of currency fluctuation for those markets in which we operate. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 1, 2021, and the other reports we file from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements, except as required by law.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, the Company has included EBITDA and Adjusted EBITDA in this release and in the tables included herein.

EBITDA is defined as operating income (loss) before depreciation and amortization expense. Adjusted EBITDA is defined as operating income (loss) before depreciation and amortization expense, transaction-related charges, impairment of goodwill and the gain (loss) on disposition of assets. The Company believes that the inclusion of these non-GAAP financial measures help investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. Management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release. While non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating the Company’s own operating results over different periods of time, the Company urges investors to review the reconciliation of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business.

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Table 1
ATN International, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in Thousands)

	March 31, 2021	December 31, 2020
Assets:
Cash and cash equivalents	$91,259	$103,925
Restricted cash	1,072	1,072
Assets held-for-sale	-	34,735
Customer receivable	2,365	1,227
Other current assets	100,581	99,106

Total current assets	195,277	240,065

Property, plant and equipment, net	528,071	536,462
Operating lease right-of-use assets	61,762	63,235
Customer receivable - long term	21,056	9,614
Goodwill and other intangible assets, net	180,333	180,687
Other assets	71,223	53,648

Total assets	$1,057,722	$1,083,711

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$3,750	$3,750
Current portion of customer receivable credit faciity	1,101	-
Taxes payable	8,495	7,501
Current portion of lease liabilities	12,446	12,371
Liabilities held-for-sale	-	717
Other current liabilities	101,964	123,589

Total current liabilities	127,756	147,928

Long-term debt, net of current portion	$68,173	$69,073
Customer receivable credit facility, net of current portion	9,713	-
Deferred income taxes	8,171	10,675
Lease liabilities	50,902	51,082
Other long-term liabilities	50,738	50,617

Total liabilities	315,453	329,375

Total ATN International, Inc.’s stockholders’ equity	642,591	645,649
Non-controlling interests	99,678	108,687

Total equity	742,269	754,336

Total liabilities and stockholders’ equity	$1,057,722	$1,083,711

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Table 2
ATN International, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2021	2020
Revenues:
Communications services	$110,636	$107,904
Other	13,874	3,001
Total revenue	124,510	110,905

Operating expenses (excluding depreciation and amortization unless otherwise indicated):
Cost of services	49,507	46,602
Cost of construction revenue	12,606	-
Selling, general and administrative	37,693	34,427
Transaction-related charges	730	44
Depreciation and amortization	20,508	22,518
Loss on disposition of long-lived assets	117	15
Total operating expenses	121,161	103,606

Operating income	3,349	7,299

Other income (expense):
Interest expense, net	(1,153)	(913)
Other income (expense)	2,375	(2,901)
Other income (expense), net	1,222	(3,814)

Income before income taxes	4,571	3,485
Income tax expense	295	1,109

Net Income	4,276	2,376

Net income attributable to non-controlling interests, net	(1,570)	(3,390)

Net income (loss) attributable to ATN International, Inc. stockholders	$2,706	$(1,014)

Net income (loss) per weighted average share attributable to ATN International, Inc. stockholders:

Basic Net Income (Loss)	$0.17	$(0.06)

Diluted Net Income (Loss)	$0.17	$(0.06)

Weighted average common shares outstanding:
Basic	15,902	16,001
Diluted	15,952	16,001

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three Months Ended March 31,
	2021	2020
Net income	$4,276	$2,376
Depreciation and amortization	20,508	22,518
Provision for doubtful accounts	1,122	1,260
Amortization of debt discount and debt issuance costs	168	126
Loss on disposition of assets and assets held-for-sale	117	15
Stock-based compensation	1,336	1,160
Deferred income taxes	(2,504)	(1,135)
(Gain) loss on equity investments	(2,188)	1,775
Unrealized (gain) loss on foreign currency	(81)	739
Change in prepaid and accrued income taxes	1,810	754
Change in other operating assets and liabilities	(19,241)	(14,129)

Net cash provided by operating activities	5,323	15,459

Capital expenditures	(19,495)	(14,061)
Reimbursable capital expenditures	(6,185)	-
Purchases of strategic investments	(4,155)	(2,768)
Receipt of government grants	3,292	-
Sale of business, net of transferred cash of $0.9 million and $0 million, respectively	18,597	-

Net cash used in investing activities	(7,946)	(16,829)

Dividends paid on common stock	(2,703)	(2,721)
Distributions to non-controlling interests	(3,530)	(4,220)
Principal repayments of term loan	(938)	(938)
Payment of debt issuance costs	53	(1,010)
Proceeds from debt	10,814	-
Purchases of common stock - stock-based compensation	(1,677)	(1,625)
Purchases of common stock - share repurchase plan	(540)	(1,600)
Repurchases of non-controlling interests	(11,522)	(1,774)

Net cash used in financing activities	(10,043)	(13,888)

Effect of foreign currency exchange rates on total cash, cash equivalents and restricted cash	-	(115)

Net change in total cash, cash equivalents and restricted cash	(12,666)	(15,373)

Total cash, cash equivalents and restricted cash, beginning of period	104,997	162,358

Total cash, cash equivalents and restricted cash, end of period	$92,331	$146,985

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Table 4
ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

For the three months ended March 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility	$21,821	$2,860	$-	$-	$24,681
Fixed	58,748	6,370	-	-	65,118
Carrier services	1,883	18,736	-	-	20,619
Other	218	-	-	-	218
Total communications services	$82,670	$27,966	$-	$-	$110,636

Renewable Energy	$-	$-	$418	$-	$418
Managed Services	1,150	-	-	-	1,150
Construction	-	12,306	-	-	12,306
Total Other	$1,150	$12,306	$418	$-	$13,874

Total Revenue	$83,820	$40,272	$418	$-	$124,510
Operating Income (Loss)	$13,116	$(534)	$(662)	$(8,571)	$3,349
Stock-based compensation	37	15	22	1,262	1,336
Non-controlling interest ( net income or (loss) )	$(1,690)	$(676)	$796	$-	$(1,570)

Non GAAP measures:
EBITDA (1)	$26,942	$4,659	$(474)	$(7,270)	$23,857
Adjusted EBITDA (2)	$26,941	$4,648	$(1)	$(6,884)	$24,704

Balance Sheet Data (at March 31, 2021):
Cash, cash equivalents and investments	$40,505	$29,389	$5,822	$15,543	$91,259
Total current assets	100,470	67,739	9,716	17,352	195,277
Fixed assets, net	448,690	67,829	-	11,552	528,071
Total assets	634,344	302,966	22,369	98,043	1,057,722
Total current liabilities	77,100	33,216	356	17,084	127,756
Total debt	71,923	10,814	-	-	82,737

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)

For the three months ended March 31, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Statement of Operations Data:
Revenue
Mobility	$20,230	$2,403	$-	$-	$22,633
Fixed	57,741	4,825	-	-	62,566
Carrier services	2,298	20,071	-	-	22,369
Other	336	-	-	-	336
Total communications services	$80,605	$27,299	$-	$-	$107,904

Renewable Energy	$-	$-	$1,322	$-	$1,322
Managed Services	1,679	-	-	-	1,679
Total Other	$1,679	$-	$1,322	$-	$3,001

Total Revenue	$82,284	$27,299	$1,322	$-	$110,905

Operating Income (Loss)	$13,477	$2,193	$(456)	$(7,915)	$7,299
Stock-based compensation	(37)	-	-	1,197	1,160
Non-controlling interest ( net income or (loss) )	$(2,544)	$(1,033)	$187	$-	$(3,390)

Non GAAP measures:
EBITDA (1)	$27,792	$8,079	$158	$(6,212)	$29,817
Adjusted EBITDA (2)	$27,805	$8,081	$172	$(6,182)	$29,876

*  Corporate and Other refer to corporate overhead expenses and consolidating adjustments

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)
at December 31, 2020

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Balance Sheet Data (at December 31, 2020):
Cash, cash equivalents and investments	$45,848	$26,921	$4,311	$26,845	$103,925
Total current assets	107,315	65,806	39,057	27,887	240,065
Fixed assets, net	449,888	73,717	-	12,857	536,462
Total assets	642,834	265,797	39,045	136,035	1,083,711
Total current liabilities	80,875	43,200	1,038	22,815	147,928
Total debt	72,823	-	-	-	72,823

(1) See Table 5 for reconciliation of Operating Income to EBITDA
(2) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA
* Corporate and Other refer to corporate overhead expenses and consolidating adjustments

ATN International, Inc.
Selected Segment Financial Information
(In Thousands)
at March 31, 2021

	Quarter ended
	March 31,	June 30,	September 30,	December 31,	March 31,
	2020	2020	2020	2020	2021
International Telecom Operational Data:
Mobile - Subscribers *
Pre-Paid	242,600	234,300	244,000	256,800	261,200
Post-Paid	39,000	41,500	44,400	46,500	45,700
Total	281,600	275,800	288,400	303,300	306,900

Fixed - Subscribers*
Data	131,300	135,200	137,400	140,700	143,000
Video	38,100	36,300	35,800	35,800	35,300
Voice	166,200	166,600	167,100	167,900	165,600

* Counts were adjusted for all periods presented based upon a change in methodology and process

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.

Table 5
ATN International, Inc.
Reconciliation of Non-GAAP Measures
(In Thousands)

For the three months ended March 31, 2021 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$13,116	$(534)	$(662)	$(8,571)	$3,349
Depreciation and amortization expense	13,826	5,193	188	1,301	20,508
EBITDA	$26,942	$4,659	$(474)	$(7,270)	23,857

Transaction-related charges	-	-	566	164	730
(Gain) Loss on disposition of assets	(1)	(11)	(93)	222	117
ADJUSTED EBITDA	$26,941	$4,648	$(1)	$(6,884)	24,704

Revenue	83,820	40,272	418	-	124,510
ADJUSTED EBITDA MARGIN	32.1%	11.5%	-0.2%	NA	19.8%

For the three months ended March 31, 2020 is as follows:

	International Telecom	US Telecom	Renewable Energy	Corporate and Other *	Total
Operating income (loss)	$13,477	$2,193	$(456)	$(7,915)	$7,299
Depreciation and amortization expense	14,315	5,886	614	1,703	22,518
EBITDA	$27,792	$8,079	$158	$(6,212)	29,817

Transaction-related charges	-	-	14	30	44
(Gain) Loss on disposition of assets	13	2	-	-	15
ADJUSTED EBITDA	$27,805	$8,081	$172	$(6,182)	29,876

Revenue	82,284	27,299	1,322	-	110,905
ADJUSTED EBITDA MARGIN	33.8%	29.6%	13.0%	NA	26.9%

1 See Table 5 for reconciliation of Operating Income to EBITDA, a non-GAAP measure.

2 See Table 5 for reconciliation of Operating Income to Adjusted EBITDA, a non-GAAP measure.